MUELLER WATER PRODUCTS REPORTS
2020 FOURTH QUARTER AND FISCAL YEAR RESULTS

Achieved net sales of $265.3 million in Quarter, $964.1 million in Fiscal Year
Earned Net Income per Diluted Share of $0.17 in Quarter, $0.45 in Fiscal Year
Delivered Adjusted Net Income per Diluted Share of $0.17 in Quarter, $0.52 in Fiscal Year

ATLANTA, November 9, 2020 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2020 fourth quarter ended September 30, 2020 net sales were $265.3 million and net income was $26.7 million.
In the 2020 fourth quarter, the Company:
•Achieved net sales of $265.3 million, a decrease of 0.6 percent as compared with $266.9 million in the prior year quarter.
•Generated operating income of $40.7 million as compared with $39.0 million in the prior year quarter. Adjusted operating income was $41.8 million as compared with $42.6 million in the prior year quarter.
•Reported net income of $26.7 million as compared with $40.2 million in the prior year quarter. Generated adjusted net income of $27.5 million as compared with $29.6 million in the prior year quarter.
•Reported net income and adjusted net income per diluted share of $0.17 as compared with net income per diluted share of $0.25 and adjusted net income per diluted share of $0.19 in the prior year quarter.
•Increased adjusted EBITDA 1.2 percent to $57.6 million as compared with $56.9 million in the prior year quarter, yielding an adjusted EBITDA margin of 21.7 percent as compared with 21.3 percent in the prior year quarter.
In the full fiscal year, the Company:
•Achieved net sales of $964.1 million, a decrease of 0.4 percent as compared to the prior year of $968.0 million.
•Generated net income of $72.0 million as compared with $63.8 million in the prior year.
•Reported net income per diluted share of $0.45 and achieved adjusted net income per diluted share of $0.52 as compared with $0.61 in the prior year.
•Achieved adjusted EBITDA of $190.6 million as compared with $198.2 million in the prior year, yielding an adjusted EBITDA margin of 19.8 percent as compared with 20.5 percent in the prior year.
•Increased operating cash flow by $47.8 million to $140.3 million from $92.5 million in the prior year, and improved free cash flow by $66.7 million to $72.6 million from $5.9 million in the prior year.

“Our employees have done an exceptional job operating in an extremely challenging environment resulting from the ongoing pandemic. I am proud of their steadfast commitment to our customers, our suppliers, our communities and our fellow team members. We continue to improve how we work to ensure that we maintain high customer service levels and keep our employees safe and healthy. I remain inspired by our team members’ sustained efforts during such an unprecedented period in our history,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“As expected, our financial performance significantly improved sequentially in the fourth quarter, reflecting the strength of our product offerings and improvement in our end markets. We generated sequential net sales growth as compared with the third quarter at both Infrastructure and Technologies resulting from increased repair and replacement activity and the swift recovery in residential construction.
“I am pleased with how our teams executed during the fourth quarter as evidenced by adjusted EBITDA increasing 1.2 percent as compared with the prior year quarter, even though our consolidated net sales decreased 0.6 percent. Our improved operational performance helped deliver a 130 basis point increase in gross margin, excluding the Krausz inventory acquisition costs in the prior year quarter. As a result, our adjusted EBITDA margin improved 40 basis points in the fourth quarter. Our focus on increasing cash flow enabled us to further strengthen our balance sheet as we ended the quarter with $209 million in cash.
“We finished 2020 better than we expected given the pandemic, and we witnessed the resiliency of our business, which provides essential products that enable water utilities to do their planned and unplanned repair and replacement work. New product development and commercialization efforts, especially for our digitally-enabled products, remain one of our top strategic priorities. In addition, we are committed to improving our culture of execution as we become a world-class manufacturing organization. Achieving these priorities will create a strong foundation for future growth and enable us to generate attractive returns on our capital investments.
“Additionally, we recognize the important role we play in ensuring water is delivered more safely and efficiently than ever before. With this in mind, we will further elevate and showcase our sustainability initiatives through our inaugural ESG report to be published in December. Most importantly, our focus remains on keeping our employees safe and healthy, protecting our communities, delivering exceptional products and support to our customers, and generating strong cash flow.
“In fiscal 2021, we expect the operating environment to continue to be very challenging, due to the uncertainty around the depth and duration of the pandemic. However, we anticipate that growth in the residential construction end market will help offset anticipated challenges in the project-related portion of the municipal end market. Based on current expectations, we anticipate that our full-year fiscal 2021 consolidated net sales will be between flat and 3 percent higher than the prior year.
“These expectations take into account current backlog, new product initiatives and enhanced channel strategies. With anticipated volumes and improved execution, we expect that our adjusted EBITDA will increase between 4 and 7 percent versus the prior year. Our expectations also assume that the pandemic’s impact does not significantly change from what we experienced in the fourth quarter.

“We have a strong balance sheet, liquidity and cash flow to support our strategies, and we will maintain a balanced approach to capital allocation to strengthen and grow the business through capital investments and bolt-on acquisitions. Given the improvements we have seen to date, we have ended our voluntary suspension on share repurchases that we instituted as a cautionary measure resulting from the pandemic. Going forward, we will continue to return cash to our shareholders, primarily through our ongoing quarterly dividend, which was recently increased by 5 percent. Our teams remain well prepared to face the ongoing uncertainty relating to the pandemic, and I am confident in our ability to adapt and execute to any further changes in our environment.”
Consolidated Results
Net sales for the 2020 fourth quarter decreased $1.6 million, or 0.6 percent, to $265.3 million as compared with $266.9 million in the 2019 fourth quarter.
We incurred expenses associated with addressing the COVID-19 pandemic of $4.0 million in the quarter, which were partially offset by an estimated $3.1 million of temporary SG&A savings, primarily due to reduced travel, trade shows and events.
Despite the sales decline and net negative impact of the pandemic, operating income increased to $40.7 million from $39.0 million in the prior year quarter.
During the fourth quarter, the Company incurred $1.1 million of strategic reorganization and other charges, which have been excluded from adjusted results. These primarily relate to personnel matters.
Adjusted operating income of $41.8 million for the quarter decreased 1.9 percent as compared with $42.6 million in the prior year quarter.
Segment Results
Infrastructure
Net sales for the 2020 fourth quarter increased $7.8 million, or 3.3 percent, to $242.5 million as compared with $234.7 million in the 2019 fourth quarter. This increase was primarily due to increased shipment volumes and higher pricing.
Operating income was $56.8 million and adjusted operating income, excluding $0.2 million of strategic reorganization charges, was $57.0 million in the quarter. Adjusted operating income increased $5.8 million, or 11.3 percent, as compared with the prior year quarter, primarily due to improved manufacturing performance and increased sales, partially offset by higher costs associated with inflation and $2.9 million of expenses related to the pandemic, excluding $2.5 million of temporary SG&A savings.
Adjusted EBITDA of $69.8 million increased $6.6 million, or 10.4 percent, as compared with $63.2 million in the prior year quarter.
Technologies
Net sales for the 2020 fourth quarter decreased $9.4 million, or 29.2 percent, to $22.8 million, as compared with $32.2 million in the 2019 fourth quarter. This decrease was primarily due to lower volumes related to the pandemic and large customer orders for Echologics in the prior year quarter.

Operating loss was $2.6 million and adjusted operating loss, excluding $0.1 million of strategic reorganization charges, was $2.5 million in the quarter. Adjusted operating income decreased $3.3 million to a loss of $2.5 million as compared with operating income of $0.8 million in the prior year quarter, primarily due to lower shipment volumes and $0.7 million of expenses related to the pandemic, excluding $0.3 million of temporary SG&A savings, partially offset by improved manufacturing performance and lower SG&A expenses.
Adjusted EBITDA decreased to a loss of $0.4 million as compared with $2.8 million in the prior year quarter.
Interest Expense, Net
Interest expense, net for the 2020 fourth quarter was $6.0 million as compared with $4.2 million in the prior year quarter. The increase in net interest expense in the quarter resulted from lower capitalized interest and a decrease in interest income.
Income Taxes
For the 2020 fourth quarter, income tax expense was $8.8 million, or 24.8 percent of income before income taxes. For the fiscal year, income tax expense was $22.1 million, or 23.5 percent of income before taxes. In the prior year, the effective tax rate was 22.3 percent, which included tax benefits related to the Walter Energy tax matter and US federal transition tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the fiscal year ended September 30, 2020 improved $47.8 million to $140.3 million as compared with $92.5 million in the prior year, primarily driven by improvements in inventory management. Net cash provided by operating activities was adversely affected by the $22.2 million payment ($16.6 million net of tax benefit) associated with the Walter Tax settlement in the first quarter of this year.
The Company invested $16.5 million in capital expenditures during the fourth quarter as compared with $33.7 million in the prior year quarter. Total annual capital expenditures of $67.7 million decreased $18.9 million as compared with the 2019 total of $86.6 million.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the year ended September 30, 2020 increased $66.7 million to $72.6 million as compared with $5.9 million in the prior year.
As of September 30, 2020, Mueller Water Products had $447.6 million of total debt outstanding and $208.9 million of cash and cash equivalents, and the Company’s net debt leverage ratio was 1.3 times. There are no maturities on this debt until June 2026 and the Company’s 5.5% senior unsecured notes have no financial maintenance covenants. As of September 30, 2020, the Company did not have any amounts borrowed under the ABL Agreement. Based on September 30, 2020 data, the Company had approximately $133.9 million of excess availability under its ABL Agreement, bringing its total liquidity to $342.8 million.

Full-Year 2021 Outlook
Overall, the Company’s end markets improved during the fourth quarter of fiscal 2020. Municipal customers increased their maintenance activities and efforts on their existing projects as compared with the third quarter. As a result of the pandemic, the Company expects to see delays in the approval and implementation of some new projects. This could continue to impact its project-related areas of business, principally metering, leak detection and specialty valve products.
The residential construction end market continued to show signs of strength in the fourth quarter, as evidenced by the double-digit increase in housing starts, primarily for single-family residences. The Company expects residential construction to continue to outperform based on low mortgage rates, relatively low lot inventories and improved demand drivers. However, the pace of residential construction is highly dependent on a number of factors, including the pandemic and the seasonality of construction activity, which could restrain some builders heading into the winter months.
For the full-year 2021, the Company currently anticipates that consolidated net sales will be between flat and 3 percent higher than the prior year. These expectations take into account current backlog, new product initiatives and enhanced channel strategies. As a result of anticipated volumes and improved execution, the Company expects that adjusted EBITDA will increase between 4 percent and 7 percent as compared with the prior year, where adjusted EBITDA was $190.6 million. The Company expects to generate positive free cash flow for the full year. These estimates are also based on current market expectations and assume that the pandemic’s impact does not significantly change from what was experienced in the fourth quarter.
The Company’s expectations for certain financial metrics for the full-year fiscal 2021 are as follows:
•Total SG&A expenses between $205 million and $210 million.
•Net interest expense between $24 million and $25 million.
•Effective income tax rate between 24 percent and 26 percent.
•Depreciation and amortization between $60 million and $64 million.
•Capital expenditures between $80 million and $90 million.
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, November 10, 2020, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-876-9512. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined under GAAP, the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, and future warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain interruptions, potential litigation and claims emanating from the COVID-19 pandemic, and health, safety and employee/labor issues in Company facilities around the world; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; warranty exposures (including the adequacy of warranty reserves); the Company’s ability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois and plant closures; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recently filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 outbreak).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and krauszusa.com to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	September 30,
	2020	2019
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$208.9	$176.7
Receivables, net	180.8	172.8
Inventories	162.5	191.4
Other current assets	29.0	26.0
Total current assets	581.2	566.9
Property, plant and equipment, net	253.8	217.1
Intangible assets	408.9	433.7
Goodwill	99.8	95.7
Other noncurrent assets	51.3	23.9
Total assets	$1,395.0	$1,337.3

Liabilities and equity:
Current portion of long-term debt	$1.1	$0.9
Accounts payable	67.3	84.6
Other current liabilities	86.6	93.0
Total current liabilities	155.0	178.5
Long-term debt	446.5	445.4
Deferred income taxes	96.5	87.9
Other noncurrent liabilities	56.3	33.2
Total liabilities	754.3	745.0

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 158,064,750 and 157,462,140 shares outstanding at September 30, 2020 and 2019, respectively	1.6	1.6
Additional paid-in capital	1,378.0	1,410.7
Accumulated deficit	(714.2)	(786.2)
Accumulated other comprehensive loss	(24.7)	(36.0)
Total Company stockholders’ equity	640.7	590.1
Noncontrolling interest	—	2.2
Total equity	640.7	592.3
Total liabilities and equity	$1,395.0	$1,337.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$265.3	$266.9	$964.1	$968.0
Cost of sales	171.4	178.1	635.9	647.1
Gross profit	93.9	88.8	328.2	320.9
Operating expenses:
Selling, general and administrative	52.1	48.5	198.4	182.7
Gain on sale of idle property	—	(2.4)	—	(2.4)
Strategic reorganization and other charges (1)	1.1	3.7	13.0	16.3
Total operating expenses	53.2	49.8	211.4	196.6
Operating income	40.7	39.0	116.8	124.3
Pension (benefit) costs other than service (2)	(0.8)	(0.4)	(3.0)	0.4
Interest expense, net	6.0	4.2	25.5	19.8
Walter Energy accrual (credit) (3)	—	(16.4)	0.2	22.0
Income before income taxes	35.5	51.6	94.1	82.1
Income taxes:
Recurring-basis income tax expense	8.8	8.2	22.1	23.5
Tax expense (benefit) on Walter Energy accrual	—	3.2	—	(4.6)
One-time impacts from tax legislation (4)	—	—	—	(0.6)
Income tax expense	8.8	11.4	22.1	18.3
Net income	$26.7	$40.2	$72.0	$63.8

Net income per basic share	$0.17	$0.26	$0.46	$0.40

Net income per diluted share	$0.17	$0.25	$0.45	$0.40

Weighted average shares outstanding:
Basic	157.9	157.4	157.8	157.8
Diluted	158.7	158.6	158.6	159.0

Dividends declared per share	$0.0525	$0.0525	$0.2100	$0.2025

(1) For the year ended September 30, 2020, Strategic reorganization and other charges are primarily related to a settlement, facility relocation expenses and personnel matters. For the year ended September 30, 2019 such charges are primarily related to facility relocation expenses, identifiable one-time expenses related to the Aurora tragedy and other personnel matters.

(2) Pension (benefit) costs other than service for the quarter and full year ended September 30, 2019 include a benefit of ($0.3) million and a net expense of $0.7 million, respectively, related to annuitization of the accounts of all participants in our Canadian pension plans.
(3) During the quarter ended September 30, 2019, the Company reduced its estimated liability for the Walter Energy tax matter by $16.9 million, net of accrual of $0.5 million in interest, related to an expected contribution to the liability from a third party.
(4) The year ended September 30, 2019 included a $0.6 million income tax benefit for the finalized calculations of “transition tax” enacted in earlier federal legislation.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2020	2019
	(in millions)
Operating activities:
Net income	$72.0	$63.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29.6	26.0
Amortization	28.2	27.0
Stock-based compensation	5.3	4.3
Retirement plans	2.8	2.0
Deferred income taxes	7.2	1.3
Gain on sales of assets	—	(2.5)
Other, net	8.0	2.4
Changes in assets and liabilities, net of acquisitions:
Receivables	(7.5)	(1.4)
Inventories	24.9	(17.4)
Other assets	0.9	(7.4)
Accounts payable	(17.6)	(11.0)
Walter Energy accrual	(22.0)	22.0
Other current liabilities	6.6	(6.1)
Pension obligations, related to contributions	—	(0.7)
Long-term liabilities	1.9	(9.8)
Net cash provided by operating activities	140.3	92.5
Investing activities:
Capital expenditures	(67.7)	(86.6)
Proceeds from sales of assets	0.2	2.3
Business acquisitions, net of cash acquired	—	(127.5)
Net cash used in investing activities	(67.5)	(211.8)
Financing activities:
Dividends	(33.1)	(32.0)
Acquisition of joint venture partner’s interest	(5.2)	—
Stock repurchased under buyback program	(5.0)	(10.0)
Common stock issued	3.5	5.2
Payment of deferred finance fees	(1.1)	—
Employee taxes related to stock-based compensation	(0.9)	(1.3)
Repayments of Krausz debt	—	(13.2)
Other	0.4	0.4
Net cash used in financing activities	(41.4)	(50.9)
Effect of currency exchange rate changes on cash	0.8	(0.2)
Net change in cash and cash equivalents	32.2	(170.4)
Cash and cash equivalents at beginning of period	176.7	347.1
Cash and cash equivalents at end of period	$208.9	$176.7

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$242.5	$22.8	$—	$265.3

Gross profit	$90.5	$3.4	$—	$93.9
Selling, general and administrative expenses	33.5	5.9	12.7	52.1
Strategic reorganization and other charges	0.2	0.1	0.8	1.1
Operating income (loss)	$56.8	$(2.6)	$(13.5)	$40.7

Operating margin	23.4%	(11.4)%		15.3%

Capital expenditures	$15.4	$1.0	$0.1	$16.5

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$26.7
Strategic reorganization and other charges				1.1
Income tax benefit of adjusting items				(0.3)
Adjusted net income				$27.5

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.17

Net income				$26.7
Income tax expense (1)				8.8
Interest expense, net (1)				6.0
Pension benefit other than service				(0.8)
Operating income (loss)	$56.8	$(2.6)	$(13.5)	40.7
Strategic reorganization and other charges	0.2	0.1	0.8	1.1
Adjusted operating income (loss)	57.0	(2.5)	(12.7)	41.8
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	12.8	2.1	0.1	15.0
Adjusted EBITDA	$69.8	$(0.4)	$(11.8)	$57.6

Adjusted operating margin	23.5%	(11.0)%		15.8%

Adjusted EBITDA margin	28.8%	(1.8)%		21.7%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$62.5
Less capital expenditures				(16.5)
Free cash flow				$46.0

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$234.7	$32.2	$—	$266.9

Gross profit	$81.5	$7.3	$—	$88.8
Selling, general and administrative expenses	32.6	6.5	9.4	48.5
Gain on sale of idle property	(2.4)	—	—	(2.4)
Strategic reorganization and other charges	0.6	—	3.1	3.7
Operating income (loss)	$50.7	$0.8	$(12.5)	$39.0

Operating margin	21.6%	2.5%		14.6%

Capital expenditures	$33.7	$1.0	$(1.0)	$33.7

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$40.2
Krausz inventory step-up amortization				2.3
Strategic reorganization and other charges				3.7
Gain on sale of idle property				(2.4)
Exit of Canadian pension plans				(0.3)
Income tax benefit of adjusting items				(0.7)
Walter Energy accrual adjustment				(16.4)
Discrete tax benefit of Walter Energy accrual adjustment				3.2
Adjusted net income				$29.6

Weighted average diluted shares outstanding				158.6

Adjusted net income per diluted share				$0.19

Net income				$40.2
Income tax expense (1)				11.4
Interest expense, net (1)				4.2
Walter Energy accrual				(16.4)
Pension costs other than service (2)				(0.4)
Operating income (loss)	$50.7	$0.8	$(12.5)	39.0
Strategic reorganization and other charges	0.6	—	3.1	3.7
Gain on sale of idle property	(2.4)	—	—	(2.4)
Krausz inventory step-up amortization	2.3	—	—	2.3
Adjusted operating income (loss)	51.2	0.8	(9.4)	42.6
Pension costs other than service	—	—	0.1	0.1
Depreciation and amortization	12.0	2.0	0.2	14.2
Adjusted EBITDA	$63.2	$2.8	$(9.1)	$56.9

Adjusted operating margin	21.8%	2.5%		16.0%

Adjusted EBITDA margin	26.9%	8.7%		21.3%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$74.7
Less capital expenditures				(33.7)
Free cash flow				$41.0

(1) We do not allocate interest or income taxes to our segments.
(2) Pension cost other than service includes a $0.3 million refund for the quarter ended September 30, 2019 related to the annuitization of the accounts of all participants in our Canadian pension plans.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$885.5	$78.6	$—	$964.1

Gross profit	$316.4	$11.8	$—	$328.2
Selling, general and administrative expenses	129.1	24.8	44.5	198.4
Strategic reorganization and other charges	0.6	0.1	12.3	13.0
Operating income (loss)	$186.7	$(13.1)	$(56.8)	$116.8

Operating margin	21.1%	(16.7)%		12.1%

Capital expenditures	$64.5	$2.8	$0.4	$67.7

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$72.0
Strategic reorganization and other charges				13.0
Walter Energy accrual				0.2
Income tax benefit of adjusting items				(3.1)
Adjusted net income				$82.1

Weighted average diluted shares outstanding				158.6

Adjusted net income per diluted share				$0.52

Net income				$72.0
Income tax expense (1)				22.1
Interest expense, net (1)				25.5
Walter Energy accrual				0.2
Pension benefit other than service				(3.0)
Operating income (loss)	$186.7	$(13.1)	$(56.8)	116.8
Strategic reorganization and other charges	0.6	0.1	12.3	13.0
Adjusted operating income (loss)	187.3	(13.0)	(44.5)	129.8
Pension benefit other than service	—	—	3.0	3.0
Depreciation and amortization	49.1	8.5	0.2	57.8
Adjusted EBITDA	$236.4	$(4.5)	$(41.3)	$190.6

Adjusted operating margin	21.2%	(16.5)%		13.5%

Adjusted EBITDA margin	26.7%	(5.7)%		19.8%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.1
Long-term debt				446.5
Total debt				447.6
Less cash and cash equivalents				208.9
Net debt				$238.7

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.3	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$140.3
Less capital expenditures				(67.7)
Free cash flow				$72.6

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$871.0	$97.0	$—	$968.0

Gross profit	$302.9	$18.0	$—	$320.9
Selling, general and administrative expenses	121.3	26.7	34.7	182.7
Gain on sale of idle property	(2.4)	—	—	(2.4)
Strategic reorganization and other charges	1.7	—	14.6	16.3
Operating income (loss)	$182.3	$(8.7)	$(49.3)	$124.3

Operating margin	20.9%	(9.0)%		12.8%

Capital expenditures	$80.4	$5.5	$0.7	$86.6

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$63.8
Strategic reorganization and other charges				16.3
Krausz inventory step-up amortization				6.8
Exit of Canadian pension plans				0.7
Gain on sale of idle property				(2.4)
Income tax benefit of adjusting items				(4.4)
Walter Energy accrual				22.0
Discrete tax benefit of Walter Energy accrual				(4.6)
Transition tax benefit				(0.6)
Adjusted net income				$97.6

Weighted average diluted shares outstanding				159.0

Adjusted net income per diluted share				$0.61

Net income				$63.8
Income tax benefit (1)				18.3
Interest expense, net (1)				19.8
Walter Energy accrual				22.0
Pension costs other than service (2)				0.4
Operating income (loss)	$182.3	$(8.7)	$(49.3)	124.3
Krausz inventory step-up amortization	6.8	—	—	6.8
Gain on sale of idle property	(2.4)	—	—	(2.4)
Strategic reorganization and other charges	1.7	—	14.6	16.3
Adjusted operating income (loss)	188.4	(8.7)	(34.7)	145.0
Pension costs other than service	—	—	0.2	0.2
Depreciation and amortization	44.8	7.9	0.3	53.0
Adjusted EBITDA	$233.2	$(0.8)	$(34.2)	$198.2

Adjusted operating margin	21.6%	(9.0)%		15.0%

Adjusted EBITDA margin	26.8%	(0.8)%		20.5%

	Year ended September 30, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.9
Long-term debt				445.4
Total debt				446.3
Less cash and cash equivalents				176.7
Net debt				$269.6

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.4	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$92.5
Less capital expenditures				(86.6)
Free cash flow				$5.9

(1) We do not allocate interest or income taxes to our segments.
(2) Pension cost other than service includes $0.7 million contribution for the year ended September 30, 2019 to annuitize the accounts of all participants in our Canadian pension plans.